                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant
to ss. 240.14a-11(c) or ss. 240.14a-12

                           RISK CAPITAL HOLDINGS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and
         0-11.
         1)      Title of each class of securities to which transaction applies:

                 -------------------------------------------------------------
         2)      Aggregate number of securities to which transaction applies:

                 -------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         4)      Proposed maximum aggregate value of transaction:

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         5)      Total fee paid:

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[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:

                 -------------------------------------------------------------
         2)      Form, Schedule or Registration Statement No.:

                 -------------------------------------------------------------
         3)      Filing Party:

                 -------------------------------------------------------------
         4)      Date Filed:

                 -------------------------------------------------------------

                                  April 6, 1998

Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Risk Capital Holdings, Inc. which will be held at our offices located at 20 Horseneck Lane, Greenwich, Connecticut, on Tuesday, May 12, 1998 at 4:00 p.m.

         The accompanying formal notice and proxy statement contain details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities. Whether or not you plan to attend the Annual Meeting, we request that you please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted. If you do attend the meeting, you may choose to withdraw your proxy and vote your shares in person.

         We look forward to meeting with you.

                                           Sincerely,

                                           MARK D. MOSCA
                                           President and Chief Executive Officer

                           RISK CAPITAL HOLDINGS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  May 12, 1998

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Risk Capital Holdings, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices located at 20 Horseneck Lane, Greenwich, Connecticut, on Tuesday, May 12, 1998 at 4:00 p.m. (EDT) for the following purposes:

         1. To re-elect three directors to serve for a term of three years and until their respective successors are elected and qualified;

         2. To consider and act upon a proposal to ratify the selection of Price Waterhouse LLP as independent accountants for the fiscal year ending December 31, 1998; and

         3. To consider and act upon any other matters which may properly come before the Annual Meeting or any postponement or adjournment thereof.

         In accordance with the provisions of the Company's Bylaws, the Board of Directors has fixed the close of business on March 26, 1998 as the record date for the determination of the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting and any and all postponements or adjournments thereof.

         Your attention is directed to the accompanying Proxy Statement.

         Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy promptly in order to ensure representation of your shares. An addressed envelope for which no postage is required is enclosed for that purpose.

                                 By Order of the Board of Directors,

                                 PETER A. APPEL
                                 Managing Director,
                                 General Counsel
                                 and Secretary

Greenwich, Connecticut
April 6, 1998

                                 PROXY STATEMENT

                           RISK CAPITAL HOLDINGS, INC.
                                20 Horseneck Lane
                          Greenwich, Connecticut 06830

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 12, 1998

                                     PROXIES

         The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board of Directors") of Risk Capital Holdings, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held at the Company's offices located at 20 Horseneck Lane, Greenwich, Connecticut, on Tuesday, May 12, 1998, at 4:00 p.m. (EDT) and at any and all postponements or adjournments thereof. Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. Proxies will be solicited on behalf of the Board of Directors by MacKenzie Partners, Inc. for a fee which will not exceed $3,000. Officers and regular employees of the Company may also solicit proxies from stockholders by telephone, telegram or personal interview and will not receive additional compensation for such services. The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies. The Company will reimburse such persons for their expense in so doing.

         The Company anticipates mailing proxy materials and the Annual Report for the fiscal year ended December 31, 1997 to stockholders of record as of the close of business on March 26, 1998 on or about April 10, 1998.

                                VOTING SECURITIES

         Only holders of record of the Company's common stock, par value $0.01 per share ("Common Stock"), at the close of business on March 26, 1998 are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of Common Stock outstanding on such date and entitled to vote was 17,061,315. Each such share is entitled to one vote with respect to such matters.

         The presence in person or by proxy of holders of record of a majority in voting interest of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting. However, if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Directors are elected by a plurality of the votes cast. The vote of a majority in voting interest of the stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereat and thereon is required for all other proposals to come before the Annual Meeting.

         Abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the Annual Meeting but with respect to which such broker or nominee does not have discretionary authority to vote on a particular proposal) will be counted as present at the Annual Meeting for the purpose of determining whether or not a quorum exists. Abstentions and broker non-votes will generally not be counted for any other purpose, except that abstentions with respect to any proposal, other than the election of directors, will have the same effect as negative votes.

         Unless contrary instructions are indicated on the accompanying proxy, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors.

                            1. ELECTION OF DIRECTORS

                        The Board of Directors Recommends
                    a Vote "FOR" the Election of All Nominees

                        Directors and Executive Officers

         The Board of Directors currently consists of nine members divided equally into three classes serving staggered three-year terms. On December 31, 1997, Allan W. Fulkerson resigned as a Class II Director of the Company. The Board of Directors filled such vacancy by electing Stephen Friedman as a Class II Director on April 1, 1998.

         The Board of Directors intends to present for action at the Annual Meeting the re-election of Robert Clements, Michael P. Esposito, Jr. and Mark D. Mosca, whose present terms expire in 1998, to serve as Class III Directors for a term of three years and until their successors are duly elected and qualified. Unless authority to vote for such Directors is withheld, the enclosed proxy will be voted for such persons except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve.

Nominees

         Set forth below is information regarding the nominees for election:

Name                                           Age  Position
----                                           ---  --------
Robert Clements.............................   65   Chairman and Class III Director
Michael P. Esposito, Jr.....................   58   Class III Director
Mark D. Mosca...............................   44   President, Chief Executive Officer and Class III Director

         Robert Clements was elected Chairman and Director of the Company at its formation in March 1995 and Chairman and Director of Risk Capital Reinsurance Company, a wholly owned subsidiary of the Company ("Risk Capital Reinsurance"), in September 1995. Mr. Clements is currently an advisor to Marsh & McLennan Risk Capital Corp. ("Risk Capital Corp."), with whom he served as Chairman and Chief Executive Officer from January 1994 to March 1996. Prior thereto, he served as President of Marsh & McLennan Companies, Inc. since 1992, having been Vice Chairman during 1991. He was Chairman of J&H Marsh & McLennan, Incorporated (formerly Marsh & McLennan, Incorporated), a subsidiary of Marsh & McLennan Companies, Inc., from 1988 until March 1992. He joined Marsh & McLennan, Ltd., a Canadian subsidiary of Marsh & McLennan Companies, Inc., in 1959. Mr. Clements is a director of EXEL Limited ("EXEL") and Hiscox plc. He is Chairman of the Board of Trustees of The College of Insurance and a member of Rand Corp. President's Council.

         Michael P. Esposito, Jr. has been a Director of the Company and Risk Capital Reinsurance since the completion of the Company's initial public offering in September 1995 (the "Offering"). Mr. Esposito has been a director of EXEL since 1986, serving as Chairman of the Board since April 1995, and has been Vice Chairman of Inter-Atlantic Capital Partners since June 1995. Mr. Esposito served as Chief Corporate Control, Compliance and Administrative Officer of The Chase Manhattan Corporation from 1991 to June 1995, having previously served as Executive Vice President and Chief Financial Officer from 1987 to 1992. Mr. Esposito also currently serves as a director of Forest City Enterprises and Mid Ocean Limited.

         Mark D. Mosca was elected President and Director of the Company in June 1995 and Chief Executive Officer of the Company in March 1998, and President, Chief Executive Officer and Director of Risk Capital Reinsurance in August 1995. Prior to that time, he was Senior Vice President and Chief Underwriting Officer of Zurich Reinsurance Centre Holdings, Inc. since the completion of its initial public offering in May 1993. Prior thereto, Mr. Mosca served as a Vice President of NAC Re Corporation ("NAC Re"), where he was manager of the Treaty Division since February 1986. From 1975 to 1986, Mr. Mosca was employed by General Reinsurance Corporation where he was a Vice President. Mr. Mosca holds an A.B. degree from Harvard University.

Continuing Directors and Executive Officers

         Set forth below is information regarding the incumbent Directors who are not standing for election this year and the executive officers of the
Company:

Name                               Age   Position                                 Term Expires*
----                               ---   --------                                 -------------
Peter A. Appel...................   36   Managing Director, General                     _
                                           Counsel and Secretary
Bonnie L. Boccitto...............   48   Managing Director and Chief                    _
                                           Underwriting Officer**
Paul J. Malvasio.................   51   Managing Director, Chief                       _
                                           Financial Officer and Treasurer
Stephen Friedman.................   60   Class II Director                             2000
Lewis L. Glucksman...............   72   Class II Director                             2000
Ian R. Heap......................   72   Class II Director                             2000
Thomas V. A. Kelsey..............   65   Class I Director                              1999
Mark N. Williamson...............   35   Class I Director                              1999
Philip L. Wroughton..............   64   Class I Director                              1999

------------------
*        Indicates expiration of term as a Director of the Company.
**       Ms. Boccitto is Chief Underwriting Officer of Risk Capital Reinsurance.

         Peter A. Appel has been a Managing Director, General Counsel and Secretary of both the Company and Risk Capital Reinsurance since November 1995. From September 1987 to November 1995, Mr. Appel practiced law with the New York firm of Willkie Farr & Gallagher, where he was a partner from January 1995. He holds an A.B. degree from Colgate University and a law degree from Harvard University.

         Bonnie L. Boccitto has been a Managing Director of the Company and a Managing Director and Chief Underwriting Officer of Risk Capital Reinsurance since October 1995. From September 1993 to September 1995, Ms. Boccitto was a Senior Vice President of Everest Reinsurance Holdings, Inc. (formerly Prudential Reinsurance Holdings, Inc.) and its reinsurance subsidiary, Everest Re (formerly Prudential Reinsurance Company), where she was responsible for all United States broker treaty and facultative operations. From 1989 to September 1993, she served as a Vice President of Everest Re, where she was manager of the treaty casualty department. She joined Everest Re in 1979 in the actuarial department and became an underwriter in the treaty department in 1983. Ms. Boccitto holds a B.S. degree in Mathematics from Dana College and a M.Ed. degree in Mathematics Education from Rutgers University.

         Paul J. Malvasio has been a Managing Director, Chief Financial Officer and Treasurer of both the Company and Risk Capital Reinsurance since September 1995 and a Director of Risk Capital Reinsurance since November 1995. Prior to that time, he was Senior Vice President and Chief Financial Officer of NAC Re since the completion of NAC Re's initial public offering in February 1986. From 1967 to 1986, Mr. Malvasio was employed by the public accounting firm of Coopers & Lybrand, where he was an audit partner from October 1979. Mr. Malvasio is a certified public accountant and holds a B.B.A. degree in Accounting from St. Francis College.

         Stephen Friedman has been a Director of the Company and Risk Capital Reinsurance since April 1998. Mr. Friedman has been a limited partner of The Goldman Sachs Group, L.P. since 1994 and Senior Advisor of Risk Capital Corp. since April 1998. He joined Goldman, Sachs & Co. in 1966 and has served the firm in various capacities, including Senior Chairman from 1994 to 1998, Sole Chairman from 1992 to 1994, Co-Chairman from 1990 to 1992 and Vice Chairman and Co-Chief Operating Officer from 1987 to 1990. He is Chairman of the Board of Columbia University, a Trustee of the Brookings Institution and Chairman of its Executive Committee, a director of Wal-Mart Stores, Inc. and the Federal National Mortgage Association, and a Trustee of Memorial Sloan-Kettering Cancer Center, the Concord Coalition and the National Bureau of Economic Research. Mr. Friedman is also a member of the Trilateral Commission and the Council on Foreign Relations.

         Lewis L. Glucksman has been a Director of the Company and Risk Capital Reinsurance since November 1995. Mr. Glucksman is currently an Advisory Director of Salomon Smith Barney Holdings Inc. (formerly Smith Barney Inc.), with whom he served as Vice Chairman from 1988 to 1998. Prior thereto, he was Chairman of Glucksman & Company, a private investment banking firm, which he founded in 1984. From 1963 to 1984, Mr. Glucksman was associated with Lehman Brothers Inc. and its successor company Lehman Brothers Kuhn Loeb, Inc., serving in various positions, including as Chairman and Chief Executive Officer from 1983 to 1984, President from 1981 to 1983, and Chief Operating Officer from 1976 to 1983. From 1976 to 1984, he was a Commissioner of the Port Authority of New York and New Jersey. Mr. Glucksman is a Trustee and member of the Finance and Executive Committees of New York University.

         Ian R. Heap has been a Director of the Company and Risk Capital Reinsurance since the completion of the Offering. Mr. Heap has been a director of EXEL since 1987 and was Chairman of the Board of EXEL from 1988 to 1992. He was President and Chief Executive Officer of EXEL and X.L. Insurance Company, Ltd. from 1987 to 1988. From 1992 to 1993, he served as President and Chief Executive Officer of Mid Ocean Reinsurance Company Ltd.

         Thomas V. A. Kelsey has been a Director of the Company and Risk Capital Reinsurance since September 1996. Mr. Kelsey has been the President and Chief Executive Officer of School, College and University Underwriters, Ltd. ("SCUUL"), a Bermuda-domiciled reinsurance company, since 1992. Prior to joining SCUUL, he served Chubb & Son Inc. and The Chubb Corporation since 1954 in various capacities, including Executive Vice President and Chief Underwriting Officer. Mr. Kelsey is Vice Chairman of the Board of Trustees of The College of Insurance.

         Mark N. Williamson has been a Director of the Company and Risk Capital Reinsurance since the completion of the Offering. Since June 1996, Mr. Williamson has been a Managing Director of Fremont Partners, a San Francisco-based private equity firm. From September 1991 to May 1996, Mr. Williamson served as a Managing Director at the Harvard Private Capital Group, Inc., an affiliate of the Harvard Management Company responsible for the private equity investments of the Harvard University endowment.

         Philip L. Wroughton has been a Director of the Company and Risk Capital Reinsurance since the completion of the Offering. Mr. Wroughton was Chairman of C.T. Bowring & Co. Limited from 1988 to 1996, Chairman of The Bowring Group Ltd. from 1995 to 1996 and was Vice Chairman of Marsh & McLennan Companies, Inc. from 1994 to 1996. Prior to 1994, he was Chairman of Marsh & McLennan, Inc.

                         ---------------------------

         See "Election of Directors--Certain Relationships and Related Transactions--Designation of Directors" for a description of certain arrangements regarding the election of certain of the non-employee members of the Board of Directors (the "Non-Employee Directors").

Board of Directors' Meetings and Committees

         The Board of Directors met four times during 1997. The Board of Directors has established standing Executive, Audit, Compensation and Investment/Finance Committees. The Board of Directors has no standing Nominating Committee. Each Director attended 75% or more of all meetings of the Board and any committees on which the Director served during fiscal year 1997.

         Executive Committee

         The Executive Committee of the Board of Directors (the "Executive Committee") is currently composed of Robert Clements (Chairman), Mark D. Mosca and Michael P. Esposito, Jr. The Executive Committee may exercise all the powers and authority of the Board of Directors, when it is not in session, in the management of the business and affairs of the Company. Except as expressly authorized by the Board of Directors and permitted by law, the Executive Committee does not have authority to (i) amend the Bylaws of the Company, (ii) declare a dividend, (iii) elect or remove officers of the Company, (iv) authorize the issuance of shares of capital stock of the Company or (v) authorize the disposition or acquisition of businesses or subsidiaries. The

Executive Committee reports periodically to the Board of Directors as to actions it has taken. The Executive Committee did not meet during 1997.

         Audit Committee

         The Audit Committee of the Board of Directors (the "Audit Committee") is currently composed of Lewis L. Glucksman (Chairman), Thomas V. A. Kelsey, Mark N. Williamson and Philip L. Wroughton. The Audit Committee reviews the annual financial statements of the Company with the independent accountants and the practices and procedures adopted by the Company in the preparation of such financial statements. The Audit Committee submits recommendations to the Board of Directors with respect to the selection of independent accountants and reviews the independent accountants' annual scope of audit. The Audit Committee is required to meet at least annually with such accountants. The Audit Committee met two times during 1997.

         Compensation Committee

         The Compensation Committee of the Board of Directors (the "Compensation Committee") is currently composed of Ian R. Heap (Chairman), Robert Clements and Lewis L. Glucksman. The Compensation Committee has the authority to fix the compensation of the President and approve the compensation of senior executives of the Company. The Compensation Committee reviews the general compensation policies and practices followed by the Company and its subsidiaries and administers the Company's benefit plans as may exist from time to time. The Compensation Committee is required to report to the Board of Directors at least annually and whenever the Board may require. Members of the Compensation Committee, while holding such office and within the previous year (except as expressly approved by stockholders), may not receive any award under any compensation or other benefit plan that the Compensation Committee administers. The Compensation Committee met two times during 1997.

         Investment/Finance Committee

         The Investment/Finance Committee of the Board of Directors (the "Investment Committee") is currently composed of Michael P. Esposito, Jr. (Chairman), Thomas V. A. Kelsey and Mark D. Mosca. The Investment Committee is responsible for reviewing investment guidelines for the portfolios of the Company and Risk Capital Reinsurance, assessing the performance of the Company's investment advisors with respect to such portfolios and providing advice and assistance to management as appropriate in the evaluation of specific investment and other business opportunities. The Investment Committee met five times during 1997.

Compensation of Directors

         Each Non-Employee Director receives from the Company an annual fee of $25,000 and a meeting fee of $1,000 for each Board or committee meeting attended. In addition, each Non-Employee Director serving as Chairman of the (i) Executive Committee, Compensation Committee or Investment Committee receives an annual fee of $3,000 and (ii) Audit Committee receives an annual fee of $5,000. All Non-Employee Directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. Directors who are also employees of the Company or its subsidiaries receive no cash compensation for serving as Directors or as members of Board committees.

         Pursuant to the Company's 1995 Long Term Incentive and Share Award Plan (the "1995 Stock Plan"), upon joining the Board of Directors, each Non-Employee Director receives an option to purchase 300 shares of Common Stock at an exercise price per share equal to the then market price of a share of Common Stock. The 1995 Stock Plan also provides for automatic annual grants to Non-Employee Directors of options to purchase shares of Common Stock on January 1 of each year. Commencing January 1, 1998, the amount of shares covered by such annual grant was increased from 250 to 500 shares of Common Stock.

         In addition, Robert Clements, Chairman of the Board of Directors, received a bonus of $250,000 and an option to purchase 54,100 shares of Common Stock for performance during 1997. The stock option will vest in five equal annual installments commencing on November 18, 1998 and will expire seven years from the date of vesting.

         Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth information available to the Company as of March 26, 1998 with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director of the Company, (iii) each executive officer of the Company and (iv) all Directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

                                                                                     Rule 13d-3           Fully-
Name and Address                                           Number of Shares          Percentage          Diluted
of Beneficial Owner                                     Beneficially Owned(1)       Ownership(1)      Percentage(2)
-------------------                                     ---------------------       ------------      -------------
EXEL Limited(3)....................................              4,755,000                27.9%           21.2%
Cumberland House
One Victoria Street
Hamilton, HM11, Bermuda

Marsh & McLennan Risk Capital
    Holdings, Ltd.(4)..............................              2,301,022               12.8              18.8
1166 Avenue of the Americas
New York, New York  10036

Merrill Lynch & Co., Inc.(5).......................              2,009,100               11.8               8.9
World Financial Center, North Tower
250 Vesey Street
New York, New York  10281

The Trident Partnership, L.P.(6)...................              1,636,079                8.9               7.3
Craig Appin House
8 Wesley Street
Hamilton, HM11, Bermuda

Franklin Resources, Inc.(7)........................              1,471,300                8.6               6.5
777 Mariners Island Boulevard
San Mateo, California  94404

The Crabbe Huson Group, Inc.(8)....................              1,145,900                6.7               5.1
121 SW Morrison, Suite 1400
Portland, Oregon  97204

Mark D. Mosca(9)...................................                187,102                1.1               1.7

Robert Clements(10)(11)............................                182,903                1.1               1.1

Peter A. Appel(12).................................                 46,802                  *                 *

Bonnie L. Boccitto(12).............................                 46,246                  *                 *

Paul J. Malvasio(12)...............................                 46,802                  *                 *

Michael P. Esposito, Jr.(11)(13)...................                  2,800                  *                 *

Stephen Friedman(11)...............................                    100                  *                 *

Lewis L. Glucksman(11).............................                    800                  *                 *

Ian R. Heap(11)(13)................................                  4,300                  *                 *

Thomas V. A. Kelsey(11)............................                  3,450                  *                 *

Mark N. Williamson(11).............................                    396                  *                 *


                                                                                     Rule 13d-3           Fully-
Name and Address                                           Number of Shares          Percentage          Diluted
of Beneficial Owner                                     Beneficially Owned(1)       Ownership(1)      Percentage(2)
-------------------                                     ---------------------       ------------      -------------
Philip L. Wroughton(11)............................                  1,800                  *                 *

All Directors and executive officers
    (12 persons)...................................                523,501                3.0               4.6


----------------------
*        Denotes beneficial ownership of less than 1.0%.

(1) Under the terms of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shares of Common Stock that may be acquired by a person within 60 days are deemed beneficially owned by, and outstanding for purposes of computing the percentage ownership of, such person. Therefore, Rule 13d-3 Percentage Ownership as shown in the above table has been computed based on the sum of (i) 17,061,315 shares of Common Stock actually outstanding as of March 26, 1998 and (ii) shares of Common Stock that may be acquired within 60 days of the date of this Proxy Statement upon the exercise of outstanding options and warrants by the person whose percentage ownership is being computed.

(2) Assumes the exercise of all outstanding warrants and options. As of March 26, 1998, there were outstanding (i) Class A Warrants to purchase an aggregate of 2,531,079 shares of Common Stock (the "Class A Warrants"), (ii) Class B Warrants to purchase an aggregate of 1,920,601 shares of Common Stock (the "Class B Warrants") and (iii) options to purchase an aggregate of 957,050 shares of Common Stock. The Class A Warrants are immediately exercisable at $20 per share and expire on September 19, 2002. The Class B Warrants are exercisable at $20 per share during the seven year period commencing September 19, 1998, provided that the Common Stock has traded at or above $30 per share for 20 out of 30 consecutive trading days.

(3) Based upon a Schedule 13D, dated September 17, 1997, filed with the Securities and Exchange Commission (the "SEC") by EXEL.

(4) Includes 905,397 shares issuable upon the exercise of Class A Warrants. Except for the Fully-Diluted Percentage shown in the above table, does not include 1,920,601 shares of Common Stock issuable upon the exercise of Class B Warrants because such warrants are not exercisable within 60 days of the date of this Proxy Statement. Based upon a Schedule 13D, dated November 7, 1996, filed with the SEC by Marsh & McLennan Companies, Inc. See "Election of Directors--Certain Relationships and Related Transactions--Other Transactions."

(5) Based upon a Schedule 13G, dated May 12, 1997, filed with the SEC by Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc. and Princeton Services, Inc., each a parent holding company, Merrill Lynch Asset Management, L.P., an investment advisor, and Merrill Lynch Global Allocation Fund, Inc., a registered investment company (collectively, "Merrill"). In the Schedule 13G, Merrill reported that it has shared voting power and shared dispositive power with respect to 2,009,100 shares of Common Stock.

(6) Includes 1,386,079 shares of Common Stock issuable upon the exercise of Class A Warrants. Based upon a Schedule 13D, dated March 27, 1998, filed with the SEC by The Trident Partnership, L.P. ("Trident"). See "Certain Relationships and Related Transactions--Registration Rights."

(7) Based upon a Schedule 13G, dated January 30, 1998, filed with the SEC by Franklin Resources, Inc. and certain of its affiliates (collectively, "FRI"). In the Schedule 13G, FRI reported that it has sole voting power and sole dispositive power with respect to 1,471,300 shares of Common Stock beneficially owned by one or more managed accounts which are advised by investment advisory subsidiaries of FRI.

(8) Based upon a Schedule 13G, dated February 2, 1998, filed with the SEC by The Crabbe Huson Group, Inc. ("CHG"), an investment advisor. In the
         Schedule 13G, CHG reported that it has shared voting power and shared dispositive power with respect to 1,145,900 shares of Common Stock beneficially owned by its clients.

(9) Includes (i) 60,000 shares of Common Stock subject to certain restrictions, (ii) 54,800 shares of Common Stock subject to immediately exercisable options and (iii) 3,902 shares of Common Stock purchased under the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan"). Except for the Fully-Diluted Percentage shown in the above table, does not include 191,300 shares of Common Stock subject to stock options that will not become exercisable within 60 days of the date of this Proxy Statement.

(10) Includes (i) Class A Warrants to purchase an aggregate of 80,000 shares of Common Stock and (ii) 89,603 shares of Common Stock beneficially owned by Taracay Investors, a general partnership ("Taracay"), the general partners of which consist of Mr. Clements and members of his family. Mr. Clements is the managing partner of Taracay. Except for the Fully-Diluted Percentage shown in the above table, does not include 54,100 shares of Common Stock subject to stock options that will not become exercisable within 60 days of the date of this Proxy Statement. Also does not include the rights to certain Class B Warrants subject to vesting. See "Election of Directors--Certain Relationships and Related Transactions--Other Transactions."

(11) Includes 800 shares (in the case of Messrs. Friedman, Kelsey and Williamson, 100, 450 and 396 shares, respectively) of Common Stock subject to immediately exercisable options. Except for the Fully-Diluted Percentage shown in the above table, does not include 500 shares (in the case of Messrs. Friedman and Kelsey, 200 and 600 shares, respectively) of Common Stock subject to stock options that will not become exercisable within 60 days of the date of this Proxy Statement. In the case of Mr. Friedman, reflects an option granted on April 1, 1998.

(12) Includes (i) 15,000 shares of Common Stock subject to certain restrictions and (ii) 17,900 shares subject to immediately exercisable options. With respect to (i) each of Messrs. Appel and Malvasio and
         (ii) Ms. Boccitto, also includes 3,902 and 3,346 shares, respectively, of Common Stock purchased under the Purchase Plan. Except for the Fully-Diluted Percentage shown in the above table, does not include 85,100 shares of Common Stock subject to stock options that will not become exercisable within 60 days of the date of this Proxy Statement.

(13) Messrs. Esposito, Jr. and Heap disclaim beneficial ownership of shares of Common Stock owned by EXEL.



Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires the Company's Directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Such persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) requirements applicable to such persons were complied with during fiscal year 1997.

                             Executive Compensation

         The following table sets forth information regarding compensation paid to the Company's executive officers (collectively, the "named executive officers") by the Company and its subsidiaries for services during fiscal years 1997 and 1996, and the period commencing September 19, 1995 (the closing date of the Offering) through December 31, 1995.

                                                  Summary Compensation Table(1)

                                                                                    Long Term Compensation
                                                                                    -----------------------
                                                                                      Awards         Payouts
                                       Annual Compensation                     --------------------- -------
                                       -------------------
                                                                                           Securities
  Name and                                                  Other Annual      Restricted   Underlying     LTIP     All Other
  Principal                                                 Compensation    Stock Award(s)  Options      Payouts    Compensation
  Position                 Year   Salary($)    Bonus($)           ($)            ($)(2)        (#)        ($)        ($)(3)
  --------                 ----   ---------    --------           ---            ------        ---        ---        ------
  Mark D. Mosca..........  1997    420,000      510,000            --                --        72,100    --         50,815
  President, Chief         1996    400,000      480,000            --                --        74,000    --         39,924
  Executive Officer and    1995    117,000(4)   500,000(4)         --         2,000,000       100,000    --             --
  Director

  Peter A. Appel.........  1997    261,000      245,000            --                --        38,500    --         30,675
  Managing Director,       1996    250,000      232,500            --                --        39,500    --         23,939
  General Counsel and      1995     34,000      200,000(5)         --           525,000        25,000    --             --
  Secretary

  Bonnie L. Boccitto.....  1997    261,000      245,000          42,788 (6)          --        38,500    --         31,647
  Managing Director and    1996    250,000      232,500            --                --        39,500    --         24,839
  Chief Underwriting       1995     63,000      310,000(7)       27,000 (6)     531,250        25,000    --             --
  Officer*

  Paul J. Malvasio.......  1997    286,000      245,000            --                --        38,500    --         35,777
  Managing Director,       1996    275,000      232,500            --                --        39,500    --         28,298
  Chief Financial Officer  1995     78,000      275,000(8)         --           531,250        25,000    --             --
  and Treasurer


-------------------------
*        Ms. Boccitto is the Chief Underwriting Officer of Risk Capital
         Reinsurance.

(1) In accordance with SEC rules, information has been provided regarding compensation paid or accrued to the President and all other individuals who serve as executive officers of the Company. Mr. Mosca commenced employment with the Company and Risk Capital Reinsurance in September 1995; Mr. Appel commenced employment with the Company and Risk Capital Reinsurance in November 1995; Ms. Boccitto commenced employment with the Company and Risk Capital Reinsurance in October 1995; and Mr. Malvasio commenced employment with the Company and Risk Capital Reinsurance in September 1995.

(2) Restricted stock awards are valued at the closing price of the Common Stock as reported by the Nasdaq National Market on the date of grant. As of December 31, 1997, an aggregate of 105,000 unvested shares of restricted stock, with an aggregate value of $2,336,250, were held by the named executive officers as follows: (i) Mark D. Mosca--60,000 shares with a value of $1,335,000; and (ii) each of Peter A. Appel, Bonnie L. Boccitto and Paul J. Malvasio--15,000 shares with a value of $333,750. The shares of restricted stock vest in five equal annual installments commencing on the first anniversary of each named executive officer's employment date. An aggregate of 70,000 shares of restricted stock vested to the named executive officers during 1996 and 1997. During the vesting period, any cash dividends will be paid on outstanding shares of restricted stock. Stock dividends issued with respect to such shares, if any, will be treated as additional grants of restricted stock subject to the same restrictions and other terms and conditions that apply to the shares of restricted stock with respect to which such dividends are issued.

(3) Includes: (i) matching contributions by the Company under its Employee Savings Plan, a 401(k) Plan, in the amounts of $7,125 and $6,750 during 1997 and 1996, respectively, for each of Mr. Mosca, Mr. Appel, Ms. Boccitto and Mr. Malvasio; (ii) pension contributions by the Company under its Money Purchase Pension Plan in the following amounts for 1997 and 1996, respectively: (A) $10,184 and $9,492 for Mr. Mosca, (B) $10,184 and $9,159 for each of Mr. Appel and Ms. Boccitto, and (C) $10,184 and $9,409 for Mr. Malvasio; (iii) contributions by the Company under its Executive Supplemental Non-Qualified Savings and Retirement Plan in the following amounts for 1997 and 1996, respectively: (A) $32,588 and $22,917 for Mr. Mosca, (B) $12,772 and $7,625 for each of
         Mr. Appel and Ms. Boccitto, and (C) $15,876 and $9,979 for Mr. Malvasio; and (iv) term life insurance premiums paid by the Company in the following amounts for 1997 and 1996, respectively: (A) $918 and $765 for Mr. Mosca, (B) $594 and $405 for Mr. Appel, (C) $1,566 and $1,305 for Ms. Boccitto, and (D) $2,592 and $2,160 for Mr. Malvasio.

(4) Salary amount for 1995 does not include consulting fees in the aggregate amount of $100,000 paid to Mr. Mosca for services provided to the Company prior to the completion of the Offering. Bonus amount for 1995 was paid pursuant to Mr. Mosca's Employment Agreement.

(5)      Includes an annual bonus of $100,000 and a signing bonus of $100,000.

(6) Amounts shown for 1997 and 1995, respectively, represent reimbursement of (i) $23,983 in relocation expenses and $18,805 in income taxes payable in connection therewith and (ii) $15,000 in relocation expenses and $12,000 in income taxes payable in connection therewith.

(7)      Includes an annual bonus of $60,000 and a signing bonus of $250,000.

(8)      Includes an annual bonus of $75,000 and a signing bonus of $200,000.

         The following table sets forth information regarding grants of stock options made during fiscal year 1997 to each of the named executive officers.

                         Option Grants in Last Fiscal Year

                                                                                             Potential Realizable Value
                                                                                               at Assumed Annual Rates
                                                                                             of Stock Price Appreciation
                                   Individual Grants                                              For Option Term (3)
                              --------------------------                                     ----------------------------
                              Number of       % of Total
                             Securities        Options
                             Underlying       Granted to
                               Options       Employees in    Exercise or
                               Granted          Fiscal        Base Price     Expiration
            Name              (#)(1)(2)        Year(2)           ($/Sh)           Date            5%             10%
            ----              ---------        -------           ------           ----            --             ---
Mark D. Mosca...........       72,100            22.8%           $23.00           (1)         $1,048,942        $2,679,714

Peter A. Appel..........       38,500            12.2            $23.00           (1)            559,541         1,428,810

Bonnie L. Boccitto......       38,500            12.2            $23.00           (1)            559,541         1,428,810

Paul J. Malvasio........       38,500            12.2            $23.00           (1)            559,541         1,428,810



(1) All options were granted pursuant to the 1995 Stock Plan. For each named executive officer, the award is comprised of (i) an incentive stock option ("ISO") to purchase 4,347 shares of Common Stock and (ii) a non-qualified stock option ("NQSO") to purchase the balance of the shares of Common Stock shown next to the officer's name. Each such option will vest in five equal annual installments commencing on November 18, 1998. Each NQSO will expire seven years from the date of vesting. In accordance with applicable law, each ISO will expire 10 years from the date of grant (i.e., November 18, 2007).

(2) Pursuant to applicable SEC rules, percentages listed are based on options to purchase a total of 315,600 shares of Common Stock granted to employees during fiscal year 1997. Calculations do not include options to purchase an aggregate of 56,100 shares of Common Stock granted to the Non-Employee Directors in fiscal year 1997 pursuant to the 1995 Stock Plan.

(3) Potential realizable value is calculated based on an assumption that the fair market value of the Common Stock appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant until the end of the option term. The 5% and 10% assumed rates are mandated by the SEC for purposes of calculating realizable value and do not represent the Company's estimates or projections of future stock prices.

         The following table provides information regarding the number and value of options held by each named executive officer at December 31, 1997. No options were exercised by any named executive officer during fiscal year 1997.

                  Aggregated 1997 Fiscal Year-End Option Values

                                    Number of Securities Underlying                 Value of Unexercised
                                        Unexercised Options at                          In-the-Money
                                            December 31, 1997                 Options at December 31, 1997(1)
                                            -----------------                 -------------------------------
                 Name             Exercisable         Unexercisable         Exercisable          Unexercisable
                 ----             -----------         -------------         -----------          -------------
Mark D. Mosca...............          54,800             191,300             $158,450               $408,800

Peter A. Appel..............          17,900              85,100               49,038                164,900

Bonnie L. Boccitto..........          17,900              85,100               46,538                161,150

Paul J. Malvasio............          17,900              85,100               59,038                179,900


(1) For purposes of the above table, options are "in-the-money" if the market price of the Common Stock on December 31, 1997 (i.e., $22.25) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the Common Stock subject to the options on December 31, 1997 and the aggregate exercise price of such options.

Employment Agreements and Termination of Employment Arrangements

         Upon completion of the Offering, the Company and Risk Capital Reinsurance entered into an employment agreement (the "Employment Agreement") with Mark Mosca pursuant to which Mr. Mosca serves as President and Chief Executive Officer of both the Company and Risk Capital Reinsurance. The term of employment will initially expire in September 2000, subject to automatic extensions thereafter for successive one-year periods. Mr. Mosca's annual base salary, as established under the Employment Agreement, was $420,000 for 1997 and is subject to review annually for increase at the discretion of the Compensation Committee. The Employment Agreement also provides for payment to Mr. Mosca of an annual bonus of at least $250,000 to be determined annually by the Compensation Committee. In addition, Mr. Mosca is entitled to participate in all employee benefit programs of the Company and Risk Capital Reinsurance in which senior executives are eligible to participate and to receive reimbursement for customary business expenses.

         Pursuant to the Employment Agreement, Mr. Mosca was also granted 100,000 restricted shares of Common Stock and an option to purchase 100,000 shares of Common Stock at an exercise price per share of $20.00 (i.e., the initial public offering price). One-fifth of the restricted shares and one-fifth of the options vest on each of the first five anniversaries of Mr. Mosca's employment, provided that Mr. Mosca remains an employee of the Company on such anniversary date. So long as Mr. Mosca is employed by the Company, the Company agreed to guarantee a loan from a financial institution to Mr. Mosca with respect to any federal income taxes payable by Mr. Mosca as a result of the vesting of the restricted shares.

         Mr. Mosca agreed to refrain from competing with the Company during the term of his employment and for a period of 12 months thereafter. During such period, Mr. Mosca may not engage in any activities, in any jurisdictions in which the Company or any of its affiliates has underwritten insurance during Mr. Mosca's employment, that are competitive with businesses that (i) are then being conducted by the Company and (ii) during the period of Mr. Mosca's employment, were either being conducted or actively developed by the Company, provided that Mr. Mosca will be bound by the foregoing restrictions only to the extent that the Company continues to pay to him a periodic annual salary and minimum bonus at a combined rate of $650,000 per annum. In addition, during the term of his employment and for a period of 24 months thereafter, Mr. Mosca has agreed not to encourage any employees to leave the employ of the Company (except as may be in the best interests of the Company during the course of carrying out his duties as an officer of the Company) or seek to solicit business from any person or entity which is, or at the time of termination of Mr. Mosca's employment was, a customer of or in the habit of dealing with the Company.

         The Company has also entered into letter agreements of employment with each of the other named executive officers, which agreements may be terminated by either party upon notice at any time. The agreements provided for the following annual base salaries for 1997: (i) Peter Appel--$261,000; (ii) Bonnie Boccitto--$261,000; and (iii) Paul Malvasio--$286,000. The salaries are subject to review annually for increase at the discretion of the Compensation Committee. Pursuant to the agreements, the executives are eligible to receive annual cash bonuses and stock-based awards under the 1995 Stock Plan at the discretion of the Compensation Committee and to participate in the Company's employee benefit programs. The agreements also provide that the target rate for the annual cash bonus for each executive will be 75% of the executive's annual base salary.

         In addition, the agreements provide that if the executive's employment is terminated by the Company without "cause" (as such term is defined in the agreements), the Company will continue to pay such executive an amount equal to his or her base salary and continue to pay all such executive's employee benefits for a period of 12 months following termination, subject to reduction for compensation received by such executive in any other employment. In the event of termination without cause, the agreements also provide that (i) the restrictions on all restricted shares granted under such agreement as to which restrictions have not lapsed and that are held by the executive will terminate and (ii) all unvested options granted under such agreement that are held by the executive will immediately vest.

         In January 1997, Richard D. Robinson's employment as a Managing Director of both the Company and Risk Capital Reinsurance and Chief Actuary of Risk Capital Reinsurance was terminated. Through January 31, 1998, Mr. Robinson received monthly payments at his annual base salary rate of $261,000 per annum, which payments were reduced by the compensation he received during such period in connection with alternate employment he obtained in September 1997. Medical and dental coverage also remained in effect for Mr. Robinson and his covered dependents until he secured such alternate employment. In addition, as of the termination date, 25,000 restricted shares of Common Stock vested to Mr. Robinson and options to purchase 25,000 shares of Common Stock became immediately exercisable by him. The stock options will be exercisable for seven years from such date.

Change in Control Arrangements

         In 1996, the Board of Directors adopted certain change in control and severance arrangements (the "Change in Control Arrangements") for the employees of the Company in order to enhance the Company's recruiting efforts and the ability of the Company to retain its employees, particularly in the context of a potential change in control. The Company believes that the existence of the Change in Control Arrangements will enable its employees to focus more effectively on the Company's interests in connection with a potential change in control and will decrease the risk that its employees will terminate their employment with the Company or otherwise be distracted if the Company becomes a takeover candidate. The Company also believes that the Change in Control Arrangements will encourage its employees to remain with the Company and develop the Company-specific skills which will help the Company to achieve its business objectives. Although there are additional costs arising from the Change in Control Arrangements which may have the effect of impeding an acquisition of control of the Company, the Company believes that such costs would not be material when compared to the consideration paid in a takeover (especially in light of the relatively small number of employees at the Company), and are outweighed by the resultant advantages to the Company and its stockholders. The Compensation Committee and the Board of Directors retained the services of an independent compensation consultant in connection with the review and consideration of the Change in Control Arrangements.

         Immediately upon a change in control (as defined below), all unvested stock options and shares of restricted stock held by the officers and other employees of the Company and the Chairman of the Board of Directors would immediately vest. In addition, immediately upon the involuntary (other than for cause) or constructive termination (as defined below) of the employment of the President, a Managing Director or a Senior Vice President (each, a "Senior Officer") within 24 months following a change in control, the following would occur: (i) the President, such Managing Director or Senior Vice President would receive, in one lump sum payment, an amount equal to 2.99, 1.50 and 1.0, respectively, times his/her annual base salary and bonus (with bonus being equal to the prior year's bonus, in the case of the President, and the current year target, in the case of Managing Directors and Senior Vice Presidents), provided that any such payment would not exceed an amount that would trigger the payment of excise taxes. Such payments would not be subject to mitigation in the event such Senior Officer receives any compensation from other employment following his/her termination, provided that any such payment would be in lieu of any severance benefit payable under any other severance plan or agreement of the Company; (ii) such Senior Officer would receive a bonus for the year in which the change in control occurred, payable on a pro rata basis, equal to the prior year's bonus, in the case of the President, and the current year target amount, in the case of the other Senior Officers; and (iii) such Senior Officer would continue to receive all health care, dental, disability and group term and other life insurance benefits for (A) a 36-month period, in the case of the President, an 18-month period, in the case of the Managing Directors, and a 12-month period, in the case of Senior Vice Presidents, or (B) in any case, until comparable benefits (with no pre-existing condition limitations) are received from a new employer, whichever is earlier. The statutorily required 18-month period of COBRA health benefits that terminated employees may elect to continue would commence at the end of the applicable 36, 18 or 12-month period during which benefits would be continued. To the extent any such benefits are not available, such Senior Officer would receive a cash payment in lieu of such benefits. In addition, immediately upon the termination of the Chairman of the Board of Directors within 24 months following a change in control, the Chairman would receive a lump sum payment in an amount determined by the Compensation Committee.

         With respect to employees other than the Senior Officers, immediately upon the involuntary (other than for cause) or, only in the case of an employee who is also an officer, constructive termination, of any such employee's employment within six months following a change in control, the following would occur: (i) such employee would receive one month's base pay for each year of service with the Company, subject to a maximum of six month's pay, provided that such employee would have a duty to mitigate such payments by seeking new employment and that any such payment would be in lieu of any severance benefit payable under any other severance plan or agreement of the Company; (ii) such employee would receive a bonus for the year in which the change in control occurred equal to the current year target amount, payable on a pro rata basis; and (iii) such employee would continue to receive all health care, dental, disability and life insurance benefits for the number of months equal to such employee's number of years of service with the Company up to a maximum of six months or until comparable benefits (with no pre-existing condition limitations) are received from a new employer, whichever is earlier. To the extent any such benefits are not available, such employee would receive a cash payment in lieu of such benefits.

         Employees who agree to the Change in Control Arrangements are subject to provisions regarding non-solicitation of employees and customers for a period of one year following termination of employment (except for Mr. Mosca, who is subject to the non-competition and non-solicitation provisions included in his Employment Agreement as described above). In addition, all such employees are subject to provisions regarding non-disclosure of confidential and proprietary information. All such non-solicitation and non-disclosure provisions apply whether or not a change in control has occurred.

         A "change in control" would be triggered by any of the following: (i) a third party, other than EXEL, Marsh & McLennan Risk Capital Holdings, Ltd. ("MMRCH") or Trident (collectively, the "Initial Investors"), obtains beneficial ownership of 35% or more of the Company's voting securities; (ii) an Initial Investor's beneficial ownership increases to 50% or more of the Company's voting securities; (iii) the incumbent directors (or their Board approved successors) cease to constitute a majority of the Board of Directors; (iv) a merger, consolidation, recapitalization, liquidation, sale or disposition by the Company of substantially all of its assets, or a reorganization of the Company, unless at least 60% of the voting securities of the surviving entity are held by the former stockholders of the Company in substantially similar proportion to their share ownership in the Company immediately prior to the transaction; or (v) the Board of Directors resolves that a change in control has occurred. "Constructive termination" would mean the occurrence, with respect to any officer, of any of the following: (i) the assignment of duties inconsistent with such officer's position or a significant diminution in his/her responsibilities; (ii) a reduction in such officer's base salary or bonus opportunity; (iii) the requirement that such officer work at a location outside of Fairfield County, Connecticut or Westchester County, New York; (iv) the failure to provide such officer with benefits and incentive compensation opportunities at least as favorable, in the aggregate, as the benefits and incentive compensation opportunities available to such officer immediately prior to a change in control; or (v) the failure to secure the agreement of any successor corporation or other entity to the Company to fully assume the Company's obligations under the arrangements described above.

Employee Benefits Plans

         1995 Long Term Incentive and Share Award Plan

         In 1995, the Company adopted the 1995 Stock Plan, which is designed to provide incentives to attract, retain and motivate employees and Directors in order to achieve the Company's long-term growth and profitability objectives. The 1995 Stock Plan provides for the grant to eligible employees and Directors of stock options, stock appreciation rights, restricted stock, restricted stock units payable in shares of Common Stock or cash, stock awards in lieu of cash awards, dividend equivalents and other stock-based awards. An aggregate of 1,700,000 shares of Common Stock have been reserved for issuance under the 1995 Stock Plan.

         Employee Stock Purchase Plan

         The Company has adopted the Purchase Plan, which is intended to meet the applicable requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). All full-time and certain part-time employees of the Company are eligible to purchase shares of Common Stock by means of payroll deductions, subject to certain minimum service requirements. Eligible employees may elect to participate in annual offering periods ("Offering Periods") under the Purchase Plan by authorizing after-tax payroll deductions of up to 20% of their salary for the purchase of shares of Common Stock. The Purchase Plan has a term of 10 years. An aggregate of 120,000 shares of Common Stock have been reserved for issuance under the Purchase Plan.

         Unless the Compensation Committee determines at the inception of an Offering Period that a higher price will apply, the price at which shares of the Common Stock will be purchased under the Purchase Plan at the end of each Offering Period will be 85% of the Fair Market Value (as defined in the Purchase
Plan) of the Common Stock at the beginning or end of an Offering Period, whichever is less. The maximum number of shares of Common Stock that a participant may purchase during an Offering Period is 3,000 shares, subject to reduction if (i) the total Fair Market Value of the shares to be purchased by the participant determined on the first day of the Offering Period would exceed $25,000 for each calendar year or (ii) after the purchase, the participant would own stock of the Company (including stock he or she could purchase under any outstanding options) amounting to 5% or more of the total voting power or value of all classes of stock of the Company.

         Other Plans

         Effective January 1, 1996, the Company adopted an employee savings plan (the "Employee Savings Plan") qualified under the Code. Pursuant to Section 401(k) of the Code, eligible employees of the Company are able to defer receipt of up to 15% of eligible compensation, subject to limitations under applicable law. The Company matches 100% of the first 3% of eligible compensation deferred by employees and 50% of the next 3% of compensation so deferred. In addition, effective January 1, 1996, the Company adopted a money purchase pension plan (the "Pension Plan") under which the Company contributes for each eligible employee an amount equal to the sum of (i) 4% of eligible compensation up to the Taxable Wage Base (as such term is defined in the Pension Plan; for 1997, set at $65,400) and (ii) 8% of eligible compensation in excess of the Taxable Wage Base (up to the applicable compensation limit (the "Compensation Limit") imposed by Section 401(a)(17) of the Code, which, for 1997, was $160,000). Effective January 1, 1996, the Company also adopted a supplemental, non-qualified executive savings and retirement plan (the "Executive Supplemental Plan") under which the Company contributes on behalf of select members of executive management 8% of annual base salary in excess of the Compensation Limit. Under the Executive Supplemental Plan, participants may also defer certain amounts of eligible base compensation and bonus. The Company matches 100% of the first 3% of such eligible base compensation deferred by participants under the Executive Supplemental Plan and 50% of the next 3% of such eligible base compensation so deferred.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee consists of Ian R. Heap, Robert Clements and Lewis L. Glucksman. Mr. Heap serves as Chairman of the Committee. None of the members of the Compensation Committee are or have been officers or employees of the Company or Risk Capital Reinsurance (except that Mr. Clements serves as Chairman of the Board of Directors for each company). In addition, no executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company) with which any member of the Board of Directors serves as an executive officer. Messrs. Heap and Clements are members of the Compensation Committee of EXEL.

  See "Election of Directors--Certain Relationships and Related Transactions."

Report of the Compensation Committee of the Board of Directors

         The Compensation Committee is responsible for developing and making recommendations to the Board of Directors with respect to all matters related to the compensation of the executive officers of the Company. During 1997, the Compensation Committee, in collaboration with executive management of the Company, continued the development of a compensation approach responsive to the short-term and long-term considerations described below. An independent compensation consultant was retained in 1996 to assist the Compensation Committee in its initial review and implementation of the Company's compensation program.

         Compensation Philosophy

         The Compensation Committee and the Board of Directors believe that the Company's success requires a relatively small, highly motivated professional staff. Many of the employees are expected to perform responsibilities that are broader than the responsibilities performed by similarly positioned employees generally found at the Company's competitors. In addition, in view of the long-term nature of the reinsurance business and the Company's focus on private equity investments, the Company's compensation strategy takes into account a long-term perspective on performance in addition to year-to-year measures. The Company's compensation structure is designed to incorporate this philosophy by
(i) attracting and retaining a highly-talented group of professionals who possess a broad set of capabilities, (ii) reinforcing, motivating and rewarding employees for their performance through an incentive structure that balances short and long-term business objectives and takes into account their broader set of capabilities and responsibilities and (iii) aligning the interests of employees and stockholders and building a strong company identification through employee stock ownership.

         The principal components of the Company's compensation program are base salary, annual performance bonus and stock-related incentives. In determining the amount and form of executive compensation, the Compensation Committee considers the competitive market for senior executives, the executive's role in the Company's achieving its business objectives and the Company's overall performance. As the executive's level of responsibility increases, a greater portion of potential total compensation opportunity is based on corporate performance.

         Base Salary

         The Compensation Committee intends that the base salary afforded the Company's executive officers be sufficient to attract and retain executives of the caliber required to manage the Company in its implementation of its overall business strategy. The Compensation Committee will periodically evaluate each individual's job responsibilities and related compensation, and compare cash compensation practices to peer groups and other relevant compensation data to ensure that the Company's compensation structure is consistent with its compensation philosophy. Base salary increases are based on individual and corporate performance and reflect market and cost of living increases.

         Annual Performance Bonus

         Annual bonuses are based on corporate performance for the prior year and an evaluation of each employee's respective contribution to the performance of the Company. As an employee's responsibilities increase, the portion of his or her bonus that is dependent on corporate performance increases.

         Target performance bonus opportunities are established for all employees (other than the President) upon the commencement of his or her employment and are periodically reviewed by the Compensation Committee based on recommendations from executive management. An individual's target performance bonus opportunity is expressed as a percentage of base salary. Currently, these targets range from 5% (for non-officers) to 75% (for Managing Directors). For each employee, the target is an approximation of the bonus payment that may be paid if aggressive performance goals and other expectations are attained by both the employee and the Company as a whole. Pursuant to his Employment Agreement, Mr. Mosca will receive an annual bonus of not less than $250,000 in each of the remaining years of his employment term as determined by the Compensation Committee.

         Under the annual bonus plan, a target performance bonus pool is established based on the sum of all individual target performance bonus opportunities. The target performance bonus pool is adjusted upward or downward to reflect actual corporate performance as determined by the Compensation Committee. Determination of the bonus pool is based on an evaluation of the Company's performance relative to the strategic objectives and financial objectives contained in the Company's annual management plan, which has been approved by the Board of Directors, as well as the achievement of qualitative objectives which also produce value to the stockholders. Performance criteria include underwriting performance, premium level, public and private investment performance, composite ratio, expense ratio, development of the management team and strategic steps and other subjective measurements of progress.

         Long Term Incentive Compensation

         The Company believes that managers who are afforded the opportunity to share the long-term value derived by their own performance will remain motivated to achieve superior performance. This belief has been embodied in the 1995 Stock Plan, which is administered by the Compensation Committee.

         The 1995 Stock Plan is designed to align the interests of executives and stockholders by providing value to the executive as the stock price increases. Due to the variability of the stock price, stock options, restricted stock and other stock-based awards, which comprise a significant portion of executive compensation, are dependent upon the Company's overall results and how the Company is perceived by its stockholders and the marketplace. Options granted to executives will be granted at 100% of the market value of the stock on the date of grant. Generally, stock-based awards will become exercisable or vest over a relatively long period, motivating executives to remain with the Company and sustain high corporate performance in order to increase the value of such awards.

         Stock-based compensation grant levels and awards are reviewed and determined each year by the Compensation Committee. Grants of stock-based compensation are determined on the basis of a number of factors, including (i) competitive total compensation and long-term incentive grant levels as determined in the market, (ii) the Company's stock ownership objectives and
(iii) both corporate and individual performance.

         Awards granted to the named executive officers during 1997 are summarized under the captions "Option Grants in Last Fiscal Year" and "Summary Compensation Table" above. As noted above, the Compensation Committee determined to grant a portion of each such award in the form of an incentive stock option ("ISO"). ISOs provide an employee more favorable tax treatment than non-qualified stock options if the employee retains the shares received upon exercise of ISOs for certain prescribed holding periods. The Compensation Committee believes that granting ISOs will encourage the officers to continue to hold the shares received upon exercise of the options and will thereby create additional incentives for such officers to further the growth, development and success of the Company.

         CEO Compensation

         Effective January 1, 1997, the annual base salary of Mr. Mosca, the Company's President and Chief Executive Officer, was increased by $20,000, or 5%, from its previous level of $400,000. As part of the Company's annual bonus plan, Mr. Mosca received an annual cash bonus of $510,000. His Employment Agreement provides for annual reviews for base salary increases and annual bonuses of not less than $250,000. In 1997, Mr. Mosca also received options to purchase 72,100 shares of Common Stock, subject to five-year vesting under the 1995 Stock Plan. The Compensation Committee believes that stock-based awards are a particularly important part of compensation that correlates long-term individual motivation and reward to the Company's performance. In determining Mr. Mosca's total compensation, the quantitative and qualitative criteria described above are applied, and specific consideration is given to the compensation paid to chief officers of the Company's competitors, the Company's overall performance and the Company's steps towards achieving its strategic goals. See "Election of Directors--Executive Compensation--Employment Agreements and Termination of Employment Arrangements."

         Compliance with Internal Revenue Code Section 162(m)

         Section 162(m) of the Code generally limits the deductible amount of annual compensation paid to the corporation's chief executive officer and four other most highly compensated executive officers to no more than $1,000,000 each. However, qualified performance-based compensation and compensation pursuant to plans in existence prior to the Offering will be excluded from the $1,000,000 limitation on deductibility. All compensation paid by the Company during 1997 was fully deductible for federal income tax purposes. Considering the current structure of executive officer compensation and the availability of deferral opportunities, the Compensation Committee believes that the Company will not be denied any significant tax deductions for 1998. The Compensation Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

         This report of the Compensation Committee and the Performance Graph immediately following shall not be deemed incorporated by reference by any general statements incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent it shall be specifically incorporated, and shall not otherwise be deemed filed under such Acts.

                             COMPENSATION COMMITTEE

                                 Ian R. Heap (Chairman)
                                 Robert Clements
                                 Lewis L. Glucksman

                                Performance Graph

         The following graph compares the Company's cumulative total stockholder return on its Common Stock to the cumulative total return, assuming reinvestment of dividends, for (i) Standard & Poor's 500 Composite Stock Index ("S&P 500 Index") and (ii) a Company-constructed peer group (the "Peer Group") over the period commencing September 13, 1995 (the date on which the initial public offering price of the Common Stock was determined) through December 31, 1997. The stock price performance presented below is not necessarily indicative of future results.

         The Peer Group consists of the following domestic broker-market reinsurance companies, each of which has more than $250,000,000 of total capital and surplus measured on the basis of statutory accounting principles: Chartwell Re Corporation ("Chartwell"), Everest Reinsurance Holdings, Inc., NAC Re Corporation, Transatlantic Holdings, Inc. and Trenwick Group Inc. Chartwell has replaced Zurich Reinsurance Centre Holdings, Inc. ("Zurich") as a component of the Peer Group. Chartwell has been added to the Peer Group because its capital and surplus recently exceeded $250,000,000 and Zurich has been deleted from the Peer Group because its common stock is no longer publicly traded.

                           Risk Capital Holdings, Inc.
                     Cumulative Total Stockholder Return (1)

                                     [GRAPH]

$180.00
$160.00
$140.00
$120.00
$100.00
 $80.00
 $60.00
 $40.00
 $20.00
  $0.00
         9/13/95 (2)      12/31/95      12/31/96      12/31/97

                                                                                    9/13/95   12/31/95   12/31/96   12/31/97
                                                                                   ---------  ---------  ---------  --------
Risk Capital Holdings, Inc.......................................................  $  100.00  $  116.90  $   96.88  $ 111.25
S&P 500 Index....................................................................     100.00     107.05     131.63    175.55
Peer Group.......................................................................     100.00     105.07     115.32    158.64

-------------------
(1)      Stock price appreciation plus dividends.

(2) The initial public offering price for the Common Stock was $20.00 as determined on September 13, 1995. The above graph assumes that the value of the investment was $100 on such date. The closing price for the Common Stock on December 31, 1997 was $22.25.

                 Certain Relationships and Related Transactions

Equity Advisory Agreement

         Upon completion of the Offering, the Company entered into an equity investment advisory agreement (the "Equity Advisory Agreement") with Risk Capital Corp. Subject to investment guidelines determined by the Investment Committee from time to time (the "Investment Guidelines"), Risk Capital Corp. has the authority, among other things, to manage the Company's equity investment portfolio. The Equity Advisory Agreement provides that, subject to the Investment Guidelines, the Company may not invest in, purchase or dispose of equity securities unless such investment, purchase or disposition (including the terms thereof) has been approved by Risk Capital Corp. The Company may, however, make strategic investments without the approval of Risk Capital Corp. Strategic investments are generally acquisitions (not being made for resale) of securities of companies engaged in the reinsurance business or other businesses, provided that the Company obtains control of such companies.

         Fees

         Under the Equity Advisory Agreement, Risk Capital Corp. receives compensation on both public equity securities owned by the Company (the "Public Portfolio") and private equity securities owned by the Company (the "Private Portfolio"). With respect to equity securities in the Public Portfolio, the Company pays an annual fee, payable quarterly in arrears, equal to 0.35% of the daily average of the market prices of such securities during such quarterly period. With respect to equity securities in the Private Portfolio, the Company pays an aggregate fee, payable quarterly in arrears, equal to (i) 1.5% per annum on the first $250,000,000 in carrying value (i.e., the amount at which securities in the Private Portfolio are, as of such date, carried on the consolidated balance sheet of the Company, including, to the extent reflected therein in accordance with generally accepted accounting principles, unrealized gains and losses) of securities in the Private Portfolio; and (ii) 1.0% per annum on the carrying value of such securities in the Private Portfolio that exceeds $250,000,000, determined as of the last day of each such quarter. Certain adjustments in the calculation of carrying value are made with respect to securities in the Private Portfolio that are purchased or disposed of during a quarter, such adjustment to exclude the period during which such securities were not owned by the Company. In addition, with respect to securities in the Private Portfolio, Risk Capital Corp. receives annual compensation equal to the excess, if any, of (x) 7.5% of cumulative net realized gains (as defined in the Equity Advisory Agreement) on equity securities in the Private Portfolio over
(y) cumulative incentive compensation previously paid in prior years to Risk Capital Corp. in accordance with this sentence ("annual Private Portfolio compensation"). If requested by Risk Capital Corp., at the option of the Investment Committee, compensation may be payable, from time to time, in equity securities of the Company. The Equity Advisory Agreement provided for a minimum aggregate cash fee to Risk Capital Corp. of $500,000 per annum through December 31, 1997. In fiscal year 1997, fees incurred under the Equity Advisory Agreement were approximately $1,300,000.

         The Company has agreed to reimburse Risk Capital Corp. for certain of its expenses in connection with services to be provided under the Equity Advisory Agreement and indemnify Risk Capital Corp. and its affiliates with respect to certain matters related to such services. The Board of Directors may in the future grant additional equity securities, or options or warrants with respect thereto, to Risk Capital Corp. or its successors in order to continue to provide them with incentive compensation.

         Securities in the Public Portfolio generally mean equity securities (i) which are traded or listed on a national securities exchange or on the Nasdaq National Market or on the London Stock Exchange, Tokyo Stock Exchange or similar non-United States exchange, (ii) for which regular and continuous quotes are available through an electronic inter-dealer quotation system operated by The Nasdaq Stock Market, Inc. or similar system or (iii) which, at the request of Risk Capital Corp. and approved by the Investment Committee, are otherwise determined to be appropriately included in the Public Portfolio. Securities in the Private Portfolio mean all other equity securities. Securities will not be deemed to be securities in the Public Portfolio (but will be deemed securities in the Private Portfolio) if the actual securities held by the Company or its subsidiaries are subject to certain legal, contractual or other trading restrictions (whether or not the class of securities meets the criteria set forth in the preceding clauses (i) and (ii)).

         Term, Termination and Amendments

         The Equity Advisory Agreement has an initial term expiring December 31, 2001, and will be automatically renewed for one-year periods thereafter, unless either party has given one-year prior notice of non-renewal. In addition, the Company has the right to terminate the Equity Advisory Agreement in certain limited circumstances, including if, prior to the third anniversary of such agreement, Robert Clements is no longer actively and substantially involved in the investment activities of Risk Capital Corp. and a successor to Mr. Clements (approved by the Company) has not been appointed by Risk Capital Corp. Subject to certain exceptions, upon termination, Risk Capital Corp.'s incentive compensation with respect to securities in the Private Portfolio purchased while it was investment advisor will continue (and Risk Capital Corp. will continue to have discretion with respect to the disposition of such securities) up until the third anniversary of such termination, except that, upon notice of termination of the Equity Advisory Agreement, annual Private Portfolio compensation will not be determined annually but will be determined as of the end of such third anniversary. Notwithstanding the foregoing, at any time on and after such termination, at Risk Capital Corp.'s option with written notice thereof (and, in any event, upon such third anniversary of such termination), all of the securities in the Private Portfolio will then be subject to a valuation procedure. The Equity Advisory Agreement may not be amended, or any terms thereof waived, without the consent of the Investment Committee.

         Limitations of Trident Partnership Agreement

         Risk Capital Corp. also serves as investment manager to Trident, an insurance industry private equity fund and, accordingly, certain restrictions exist with respect to Risk Capital Corp.'s ability to make investment recommendations to the Company with respect to investments which would be suitable for both Trident and the Company. Under the Trident partnership agreement, until the earlier of May 6, 2000 or the date on which at least 75% of the aggregate capital of Trident has been drawn, neither Risk Capital Corp. nor any of its affiliates may organize, or invest in, any new or existing risk assumption entity unless Trident is first offered a reasonable opportunity to invest in such entity. Such restrictions may also apply to the Company. Such limitation, however, does not apply to investments in any such new entity where the total invested capital of such entity does not exceed $10,000,000.

         In addition, under Trident's investment advisory agreement with Risk Capital Corp., Trident cannot make an investment unless such investment has been recommended to Trident by Risk Capital Corp. and Robert Clements. Under the terms of the Trident partnership agreement, two-thirds in interest of the limited partners may elect to dissolve Trident if Mr. Clements has become unable to provide advisory services to Trident and a replacement, acceptable to such partners, has not been timely designated.

         Pursuant to the Trident partnership agreement, where Trident has elected to make part, but not all, of the full investment otherwise available to it, the Company may not be offered the opportunity to participate in such investment unless Trident first offers at least all Trident partners with capital commitments of at least $50,000,000 the right to participate in such additional investment on a pro rata basis. Pursuant to the terms of the Equity Advisory Agreement, Risk Capital Corp. has agreed that it will not invest in such opportunities, and will not offer any such opportunities to its affiliates, without first offering the Company an opportunity to make such investment.

         Under and for the term of the Equity Advisory Agreement, Risk Capital Corp. has agreed that (except for investment opportunities required to be first made available to Trident and/or a successor fund or funds to Trident), unless the Company is first offered a reasonable opportunity to make an investment therein, Risk Capital Corp. will not (i) organize any new risk assumption entity involving the solicitation by Risk Capital Corp. of capital (except such entities which are to be operated in connection with the business of affiliates of Risk Capital Corp.), (ii) invest for the account of Risk Capital Corp. or its immediate parent, MMRCH, in insurance or reinsurance companies or companies providing services to the insurance industry or (iii) (other than for MMRCH or Trident or any successor or successors to either of them) manage any such investment for compensation. The foregoing restrictions do not apply to activities of affiliates of Risk Capital Corp. Further, the foregoing restrictions do not apply to certain specified investments, including those (i) relating to a business to be operated in connection with the business of an affiliate of Risk Capital Corp., (ii) that constitute compensation for providing services not related to investments, (iii) that constitute compensation for providing services related to investments, provided that any part of such compensation attributable to investments made by the Company is for the account of the Company, (iv) made by Risk Capital Corp. in a securities underwriting capacity, as principal in a securities market-making capacity or in connection with block positions, proprietary trading accounts, risk arbitrage or other broker/dealer activities (including riskless principal activities), (v) made in insurance or reinsurance companies or companies providing services to the insurance industry as a result of the purchase of a portfolio of securities which includes the securities of the risk assumption entity or (vi) resulting from the exercise of existing options held by Risk Capital Corp. or its immediate parent or pursuant to offers made to either such entity as a securityholder in an existing investment. In the event that, at any time after January 1, 1997, less than 40% of the Company's total assets are made available for investment under the Equity Advisory Agreement, the restrictions described in the first sentence of this paragraph and in the following paragraph will terminate.

         Pursuant to the terms of the Equity Advisory Agreement, Risk Capital Corp. has agreed not to close a successor fund or funds to Trident until Risk Capital Corp. has made available for investment by the Company the Targeted Amount of Private Portfolio investments, unless the Board of Directors of the Company has otherwise approved such closing. The Targeted Amount is $150,000,000 if such closing is on or after the third anniversary of the completion of the Offering (or pro-rata portion thereof to the extent such closing is prior to such third anniversary). As long as Risk Capital Corp. is the Company's equity investment advisor, it has agreed not to close a successor fund to Trident unless the Company is given the opportunity to invest in such successor fund.

Fixed Income Advisory Agreement

         Upon completion of the Offering, the Company entered into a fixed income investment advisory agreement (the "Fixed Income Advisory Agreement") with The Putnam Advisory Company, Inc. ("Putnam"), an affiliate of Risk Capital Corp. Subject to the Investment Guidelines, Putnam has the authority, among other things, to manage the Company's fixed income and short-term cash portfolios. The Fixed Income Investment Agreement is subject to termination by either party upon 30 days' written notice.

         Pursuant to the Fixed Income Advisory Agreement, maximum fees charged by Putnam (other than for custodial services) in the aggregate, based on the market value of assets included in the Company's fixed income portfolio, are at the following rates: 0.35% per annum on the first $50,000,000, 0.30% per annum on the next $50,000,000, 0.20% per annum on the next $100,000,000 and 0.15% per annum on the market value of assets that exceeds $200,000,000. For the short-term cash portfolio, the Company pays a fee equal to 0.15% per annum of the total monthly average market value of such portfolio. In fiscal year 1997, fees incurred under the Fixed Income Advisory Agreement were approximately $493,000.

Other Transactions

         Commencing in 1996, the Company subleased office space to Risk Capital Corp. for a term expiring in October 2002. Future minimum rental income under the remaining term of the sublease, exclusive of escalation clauses and maintenance costs, will be approximately $2.1 million. Rental income for 1997 was $430,000. In 1997, Risk Capital Corp. also reimbursed the Company approximately $530,000 (net of $44,000 of certain sublease income allocated to Risk Capital Corp.) for Risk Capital Corp.'s pro rata share of costs for improvements and maintenance under the sublease.

         Pursuant to an agreement among Robert Clements, Risk Capital Corp. and MMRCH, and in recognition of services provided by Mr. Clements to Risk Capital Corp., the Company's equity investment advisor, MMRCH transferred to Mr. Clements in September 1996 a warrant to purchase 200,000 shares of Common Stock and placed in escrow an additional warrant to purchase 150,000 shares of Common Stock to be transferred to Mr. Clements if the market price of the Common Stock should reach a specified threshold. The rights to certain of these warrants were subsequently transferred by Mr. Clements to members of his family. The agreement also provides that Mr. Clements will receive performance payments from Risk Capital Corp. if revenues received by Risk Capital Corp. in the years 1998 and 2000 from fees generated by the Equity Advisory

Agreement reach certain levels. The maximum amounts payable by Risk Capital Corp. to Mr. Clements under these arrangements are $750,000 with respect to 1998 and $1,500,000 with respect to 2000. See "Election of Directors--Directors and Executive Officers" and "Election of Officers--Certain Relationships and Related Transactions--Equity Advisory Agreement."

         Lewis L. Glucksman is an Advisory Director and former Vice Chairman of Salomon Smith Barney Holdings Inc., which served as lead underwriter for the Offering and performs investment banking services for the Company from time to time.

         The Company has engaged and may continue to engage, in the ordinary course of its business, in insurance, investment or other transactions with EXEL and its subsidiaries and/or subsidiaries of Marsh & McLennan Companies, Inc. (collectively, "Marsh") or companies in which Marsh has equity or other interests, including Risk Capital Corp. and Trident. Risk Capital Corp. is the investment advisor to Trident and affiliates of Marsh have invested in Trident. The Company has invested, and in the future may continue to invest, in entities in which Trident has invested, or is investing. The Company may provide reinsurance to such entities or other entities in which Trident has invested. The Company believes that the terms of such transactions, including those described below, are no less favorable to the Company than could have been obtained from third parties that were not affiliated with the Company.

         In 1997, EXEL and the Company formed a new reinsurer specializing in the Latin American reinsurance market. The new reinsurer, headquartered in Bermuda, was capitalized with approximately $100 million, of which EXEL and the Company contributed approximately $75 million and $25 million, respectively.

         In 1997, EXEL, the Company and another investor formed a managing general agency in Bermuda to provide underwriting services to the three investors for political risk insurance coverage.

         In two separate and unrelated transactions during 1997, the Company and EXEL each acquired minority ownership interests in two newly-formed Florida-based insurers. Each of the Company and EXEL invested an aggregate of approximately $3,800,000 in these two issuers. In connection with these investments, the Company and EXEL will provide the issuers with reinsurance during specified periods.

         In 1997, the Company assumed net premiums written and net earned premiums of approximately $5,500,000 and $2,500,000, respectively, from an affiliate of EXEL. In addition, the Company assumed net premiums written and net premiums earned of approximately $12,300,000 and $6,800,000, respectively, from insurance companies that are majority-owned by Trident.

         At December 31, 1997, the Company owned common stock of EXEL with an estimated fair value and carrying value of $24,716,000.

         Affiliates of Marsh act as reinsurance intermediaries to the Company from time to time. Commissions paid to these intermediaries for premiums earned by the Company in fiscal year 1997 were approximately $723,000. In addition, affiliates of Marsh are authorized insurance brokers of the Company for its corporate insurance needs.

         In 1997, the Company acquired a minority ownership interest in a wholesaler of specialty insurance for $9,460,000. The Company's investment was made concurrently with a minority investment by Marsh.

         In 1996, the Company committed to purchase $12,000,000 in limited partner interests in a newly-formed limited partnership for which an affiliate of Risk Capital Corp. acts as general partner. In 1997, the Company terminated its interest in the partnership. At the time of such termination, the Company had funded an aggregate of $330,000 of its commitment to the partnership.

         In 1997, the Company acquired a minority ownership interest in an Alabama-based managed care organization for approximately $1,000,000. The Company's investment was made concurrently with an investment by Trident.

         In 1996, the Company acquired an ownership interest in a Bermuda-based holding company which owns a managing agency and a corporate capital vehicle at Lloyd's of London. In December 1997, the Company increased its total cash investment in such holding company from $1,100,000 to $4,400,000, and increased its capital contribution commitment from $8.7 million to $13.3 million. The Company has co-invested in such holding company with Trident and a subsidiary of EXEL.

Designation of Directors

         In connection with the Offering, and subject to certain conditions, the Company has agreed to allow (i) MMRCH to designate (and the Company has agreed to use its best efforts to cause to be elected) two Directors to the Board of Directors, (ii) EXEL to designate (and the Company has agreed to use its best efforts to cause to be elected) two Directors to the Board of Directors, and
(iii) Trident to designate (and the Company has agreed to use its best efforts to cause to be elected) one Director to the Board of Directors. Messrs. Clements and Wroughton are MMRCH's designees, Messrs. Heap and Esposito, Jr. are EXEL's designees and Mr. Friedman is Trident's designee.

Registration Rights

         In connection with the Offering and subject to certain limitations, the Company granted each of Trident, MMRCH, Taracay and EXEL (the "Investors") the right to require the Company to register under the Securities Act its warrants, shares of Common Stock and shares of Common Stock underlying the warrants (collectively, "Registrable Securities"). In addition, whenever the Company proposes to register under the Securities Act any of its securities for its own account or for the account of another securityholder, the Investors are entitled, subject to certain restrictions, to include their Registrable Securities in such registration ("Piggyback Registration Rights"). The Company also granted Piggyback Registration Rights to Mr. Mosca with respect to certain shares of Common Stock that he purchased at the time of the Offering. In connection with all such registrations, the Company is required to bear all registration and selling expenses (other than underwriting fees and commissions and the fees of any counsel for the holders participating in such registrations). Registration rights may be transferred to an assignee or transferee of Registrable Securities.

         Pursuant to a registration request by Trident under the foregoing rights, the Company registered for sale by Trident 1,750,000 shares of Common Stock owned by Trident under a shelf registration statement which was declared effective by the SEC in September 1997. As of the date of this Proxy Statement, Trident had sold 1,500,000 of shares of Common Stock pursuant to such registration statement. Trident continues to own Class A Warrants to purchase 1,386,079 shares of Common Stock.

           2. RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS
                    The Board of Directors Recommends a Vote
                   "FOR" the Ratification of the Selection of
                      Price Waterhouse LLP as the Company's
                  Independent Accountants for Fiscal Year 1998

         The Board of Directors proposes and recommends that the stockholders ratify the selection of the firm of Price Waterhouse LLP to serve as independent accountants of the Company for the year ending December 31, 1998. Price Waterhouse LLP served as the Company's independent accountants from the Company's inception in June 1995 to the present. Unless otherwise directed by the stockholders, proxies will be voted for approval of the selection of Price Waterhouse LLP to audit the Company's consolidated financial statements for the 1998 fiscal year. A representative of Price Waterhouse LLP will attend the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

                                  MISCELLANEOUS

Other Business of the Annual Meeting

         The Board of Directors is not aware of, and does not intend to present, any matters to come before the Annual Meeting other than those set forth in this Proxy Statement. However, if other matters properly come before the Annual Meeting or any postponement or adjournment thereof, the enclosed form of proxy confers discretionary authority with respect to acting thereon, and the persons named therein intend to vote any proxies in accordance with their judgment.

Stockholder Proposals for 1999 Annual Meeting

         In accordance with the rules established by the SEC, stockholder proposals to be included in the Company's proxy statement with respect to the 1999 annual meeting of stockholders must be received by the Company at its executive offices no later than December 11, 1998.

         In addition, the Company's Bylaws provide that any stockholder desiring to nominate a director at an annual meeting must provide written notice of such nomination to the Secretary of the Company at least 50 days prior to the date of the meeting at which such nomination is proposed to be voted upon (or, if less than 50 days' notice of an annual meeting is given, stockholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). Notices of stockholder nominations must set forth certain information with respect to each nominee who is not an incumbent director.

Copies of Annual Report on Form 10-K

         Stockholders are entitled to receive, upon written request and without charge, a copy of the Company's annual report on Form 10-K for the year ended December 31, 1997. Please direct such requests to the office of the Secretary, Risk Capital Holdings, Inc., 20 Horseneck Lane, Greenwich, Connecticut 06830.

                               By Order of the Board of Directors



                               PETER A. APPEL
                               Managing Director,
                               General Counsel and Secretary

Greenwich, Connecticut
April 6, 1998

                         RISK CAPITAL HOLDINGS, INC.

                     THIS PROXY IS SOLICITED ON BEHALF OF
                            THE BOARD OF DIRECTORS
                            FOR THE ANNUAL MEETING
                        OF STOCKHOLDERS ON MAY 12, 1998

  The undersigned stockholder of Risk Capital Holdings, Inc. (the "Company"), revoking all prior proxies, hereby appoints Peter A. Appel and Paul J. Malvasio, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution to represent and vote all shares of the Company's Common Stock, $0.01 par value per share, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Company's offices located at 20 Horseneck Lane, Greenwich, Connecticut, on Tuesday, May 12, 1998 at 4:00 p.m. (EDT), and at any adjournment or postponement thereof, upon such matters as may come before the Annual Meeting.

  The undersigned hereby acknowledges receipt of a copy of the Proxy Statement relating to such Annual Meeting.

  This Proxy, when properly executed, will be voted as directed. If no direction is given, this Proxy will be voted FOR the election of the nominees and the approval of the proposals described on the reverse side of this card.

                 (Continued and to be completed on reverse side)

               Please Detach and Mail in the Envelope Provided


A/X/Please mark your
    votes as in this
    example


The Board of Directors recommends a vote FOR the nominees and proposals listed below.

    FOR each nominee (except            WITHHOLD
    as indicated to the contrary)       AUTHORITY                                                              FOR AGAINST ABSTAIN
1. ELECTION                                                  Nominees:                2. RATIFICATION OF       //     //     //
   OF        /   /                        /   /               Robert Clements            THE SELECTION OF
   NOMINEES-                                                  Michael P. Esposito, Jr.   INDEPENDENT ACCOUNTANTS-
   To re-elect                                                Mark D. Mosca              To ratify the selection of
   each of the listed nominees as a Class III Director of the                            the firm of Price Waterhouse
   Company to serve until the Company's 2001 Annual Meeting                              LLP to serve as independent
   and until his successor is duly elected and qualified.                                accountants of the Company for
                                                                                         the fiscal year ending December 31, 1998.
INSTRUCTION: To withhold authority to vote for any
individual nominee, write that nominee's name in the space                            3. OTHER- In their discretion, upon such
provided below.                                                                          other matters which may properly come
                                                                                         before the Annual Meeting or any
  ---------------------------------------------------------------                        postponement or adjournment thereof.




SIGNATURE                  DATE        SIGNATURE                 DATE
         -----------------     -------          ----------------     ---------

Note: (Please sign exactly as your name(s) appear(s) on your share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.)